Exhibit 10.4

FIRST AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
GPT OPERATING PARTNERSHIP LP

Dated as of September 29, 2016

This FIRST AMENDMENT TO THE FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GPT OPERATING PARTNERSHIP LP (this “Amendment”). dated as of September 29, 2016, is hereby adopted by Gramercy Property Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of GPT Operating Partnership LP, a Delaware limited partnership (the “Partnership”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Fourth Amended and Restated Agreement of Limited Partnership of GPT Operating Partnership LP, dated as of April 29, 2016 (the “Agreement”).
WHEREAS, the General Partner desires to amend certain terms in the Agreement relating to the LTIP Units;
WHEREAS, Section 14.01.B of the Agreement grants the General Partner power and authority to amend the Agreement, without the consent of any of the Partnership’s Limited Partners, to set forth the terms of additional Partnership Interests to be issued pursuant to Article IV of the Agreement;
NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.	The definition of “Percentage Interest” is hereby amended by inserting the following at the end of the definition:

“Notwithstanding the foregoing, for purposes of calculating the allocations and distributions for an LTIP Unit for which the Distribution Participation Date is after the date on which such LTIP Unit was issued, the Percentage Interest shall be calculated by only including in the numerator and denominator a number of such LTIP Units for which the Distribution Participation Date has not yet occurred equal to the number of such LTIP Units multiplied by the LTIP Unit Sharing Percentage (as defined in Exhibit E to this Agreement) for such LTIP Units. For avoidance of doubt, LTIP Units will be taken into account for purposes of calculating Percentage Interests with respect to allocations and distributions whether or not they are vested.”

2.	Section 6.01.A is hereby amended by adding the following to the end of such section:

“For avoidance of doubt, for purposes of allocating Net Income to holders of LTIP Units, the holders’ respective interests in the LTIP Units shall be based on the holders’ Percentage Interests in the LTIP Units.”

3.	Section 6.01.B is hereby amended by adding the following to the end of such section:

“For avoidance of doubt, for purposes of allocating Net Losses to holders of LTIP Units, the holders’ respective interests in the LTIP Units shall be based on the holders’ Percentage Interests in the LTIP Units. For purposes of determining allocations of Net Losses pursuant to Section 6.01.B, an LTIP Unit Limited Partner shall be treated as having a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain for each tranche of LTIP Units with a different issuance date that it holds and a separate Capital Account for its Class A Units, if applicable, and any other Partnership Units.”

4.	Section 6.01.E of the Agreement is hereby amended and restated to read as follows:

E.    LTIP Allocations.
(1)    After giving effect to the special allocations set forth in Section 1 of Exhibit C hereof, and the allocations of Net Income under Section 6.01(A)(i) and (ii) (including, for the avoidance of doubt Liquidating Gains that are a component of Net Income), and subject to the other provisions of this Section 6.01, but before allocations of Net Income are made under Section 6.01(A)(iii), any remaining Liquidating Gains shall first be allocated among the Partners so as to cause, as nearly as possible, the Economic Capital Account Balances of the LTIP Unit Limited Partners, to the extent attributable to their ownership of LTIP Units, to be equal to (i) the Class A Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”), provided, however, that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless, and only to the extent that, such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. Any such allocations shall be made among the LTIP Unit Limited Partners in proportion to the aggregate amounts required to be allocated to each LTIP Unit Limited Partner under this Section 6.01(E).
(2)    Liquidating Gain allocated to an LTIP Unit Limited Partner under this Section 6.01(E) will be attributed to specific LTIP Units of such LTIP Unit Limited Partner for purposes of determining (i) allocations under this Section 6.01(E), (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (iii) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Class A Units. Such Liquidating Gain allocated to such LTIP Unit Limited Partner will generally be attributed in the following order: (i) first, to Vested LTIP Units held for more than two years, (ii) second, to Vested LTIP Units held for two years or less, (iii) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the General Partner, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (iv) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.
(3)    After giving effect to the special allocations set forth above, if, due to distributions with respect to Class A Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former LTIP Unit Limited Partner attributable to such LTIP Unit Limited Partner’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit Limited Partner, or, in the sole discretion of the General Partner, Liquidating Gains may be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.
(4)    The parties agree that the intent of this Section 6.01(E) is (i) to the extent possible to make the Economic Capital Account Balance associated with each LTIP Unit economically equivalent to the Class A Unit Economic Balance and (ii) to allow conversion of an LTIP Unit (assuming prior vesting) into a Class A Unit when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 6.01(E)(1) so that either its initial Book-Up Target has been reduced to zero or the parity described in the definition of Target Balance has been achieved. The General Partner shall be permitted to interpret this Section 6.01(E) or to amend this Agreement to the extent necessary and consistent with this intention.
(5)    In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.01(E), Net Income allocable under clause 6.01(A)(iii) and any Net Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.
(6)    LTIP Forfeitures. If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under this Section 6.01(E), (i) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in Section 6.01(E)(2) above as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Class A Unit Economic Balance and (ii) such LTIP Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above.
(7)    Definitions.
(A)    “Book-Up Target” for an LTIP Unit means (i) initially, the Class A Unit Economic Balance as determined on the date such LTIP Unit was granted and (ii) thereafter, the remaining amount, if any, required to be allocated to such LTIP Unit for the Economic Capital Account Balance of the LTIP Unit Limited Partner, to the extent attributable to such LTIP Unit, to be equal to the Class A Unit Economic Balance.
(B)    “Class A Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.01.E, divided by (ii) the number of the General Partner’s Class A Units.
(C)    “Economic Capital Account Balance” with respect to an LTIP Unit Limited Partner, means an amount equal to such LTIP Unit Limited Partner’s Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to LTIP Units.
(D)    “Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B to this Agreement.
(E)    “Liquidating Losses” means any net capital loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B to this Agreement.
(F)    “LTIP Unit Limited Partner” means any Limited Partner that is named in the books and records of the Partnership as a holder of LTIP Units.

5.	Section 8.06.A, subparagraph (iv) of the Agreement is hereby amended and restated by replacing the first reference to “one (1) year” in such subparagraph with “two (2) years”.

6.	Section 1.B of Exhibit E to the Agreement is hereby amended by deleting the final sentence of such section.

7.	Section 2.A of Exhibit E to the Agreement is hereby amended by adding the following the beginning of such section:

“Prior to the Distribution Participation Date (as defined below) established for any LTIP Units, holders of such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the product of (i) the LTIP Unit Sharing Percentage applicable to such LTIP Unit, multiplied by (ii) the distribution such LTIP Unit would be entitled to under Article V and this Section 2.A of Exhibit E if the Distribution Participation Date for such LTIP Unit had already occurred. “LTIP Unit Sharing Percentage” means, with respect to an LTIP Unit, ten percent (10%) or such other percentage designated as the LTIP Unit Sharing Percentage for such LTIP Unit as set forth in the documentation pursuant to which such LTIP Unit is granted.”

8.	Section 3 of Exhibit E to the Agreement is hereby amended and restated to read as follows:

“3.    Allocations.    Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Class A Unit. For the portion of any taxable year of the Partnership prior to the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to a percentage of the amounts allocated per Class A Unit (other than any such amounts associated with a non-liquidating special, extraordinary or other non-regular distributions that such LTIP Units were not entitled to receive) equal to the LTIP Unit Sharing Percentage applicable to such LTIP Unit. The allocations provided by the preceding sentences shall be subject to the proviso to the first sentence of Section 6.01.B of the Agreement. The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss, or to adjust the allocations made, so that the ratio of (i) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in a taxable year, to (ii) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to such ratio as computed for the Class A Units held by the General Partner.”

9.	Section 4 of Exhibit E to the Agreement is hereby amended by deleting the following words in the first sentence thereof:

“the Capital Account Limitation (as defined in Section 7.C of this Exhibit E),”

10.	Section 7.B of Exhibit E to the Agreement is amended and restated to read as follows:

“B.    Number of Units Convertible. A holder of Vested LTIP Units may convert such Vested LTIP Units, the Book-Up Target of which is zero, into an equal number of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4 of this Exhibit E. “Capital Account Limitation” shall refer to the requirement that the Book-Up Target for a Vested LTIP Unit equal zero in order for such Vested LTIP Unit to be converted to a Class A Unit.”

11.	Section 9.B of Exhibit E to the Agreement is hereby amended and restated as follows:

“B. Special Approval Rights. In addition to, and not in limitation of, the provisions of Section 9.A above (and notwithstanding anything appearing to be contrary in the Agreement), the General Partner and/or the Partnership shall not, without the affirmative consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding LTIP Units, given in person or by proxy, either in writing or at a meeting, take any action that would materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; but subject in any event to the following provisions: (i) no consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would similarly alter, change, modify or amend the rights, powers or privileges of the Class A Units; (ii) with respect to the occurrence of any merger, consolidation or other business combination or reorganization, so long as the LTIP Units either (w) will be exchanged for, or an LTIP Unit Limited Partner will have the right to receive for each LTIP Unit, an amount of cash, securities, or other property equal to the greatest amount of cash, securities, or other property paid to a holder of one Class A Unit in consideration of one Class A Unit pursuant to the terms of such transaction, (x) are all converted into Class A Units immediately prior to the effectiveness of the transaction, (y) remain outstanding with the terms thereof materially unchanged or (z) if the Partnership is not the surviving entity in such transaction, are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the Class A Units or such other securities into which the LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), the occurrence of any such event shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units, provided further, that if some, but not all, of the LTIP Units are converted into Class A Units immediately prior to the effectiveness of the transaction (and neither clause (w), (y) or (z) above is applicable), then the consent required pursuant to this section will be the consent of the holders of sixty-six and two-thirds percent (66

2/3%) of the LTIP Units to be outstanding following such conversion; (iii) any creation or issuance of any Class A Units or of any class of series of common or preferred units of the Partnership (whether ranking junior to, on a parity with or senior to the LTIP Units with respect to payment of distributions, redemption rights and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of Class A Units or (y) does require such consent and is authorized by a vote of the holders of Class A Units; and LTIP Units voting together as a single class, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.”

12.
Except as otherwise consented to by the Limited Partners in accordance with the terms of the Agreement, the amendments set forth herein shall only apply with respect to LTIP Units issued on or after the date hereof. The Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment (including attachments hereto) were contained in one document. Any provisions of the Agreement not amended by this Amendment shall remain in full force and effect as provided in the Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GRAMERCY PROPERTY TRUST

By:    /s/ Benjamin P. Harris
Name:     Benjamin P. Harris
Title:    President

Signature Page to the First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership